September 23, 2015                                  FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS AUGUST 2015 OPERATING DATA
ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for August 2015. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
Total securities commissions and fees of $299.7 million increased 8 percent compared to August 2014 and 2 percent compared to July 2015. The growth in August was largely driven by the Private Client Group segment, which started the quarter with a higher level of assets in fee-based accounts. Transactional commissions in the Private Client Group segment and Equity Capital Markets division also benefited from elevated market volatility at the end of the month.

Client assets under administration of $488.5 billion increased 1 percent over August 2014 but declined 3 percent compared to July 2015, as declines in the equity markets offset positive recruiting and retention results. Similarly, financial assets under management of $68.0 billion increased 3 percent over August 2014 but declined 4 percent compared to July 2015.

“Despite the market volatility and challenging environment, a robust month for M&A helped investment banking revenues increase over July 2015,” explained CEO Paul Reilly. “Investment banking revenues for the quarter are trending modestly higher than the June 2015 quarter but well below the record set in the September 2014 quarter.”

Total net loans at Raymond James Bank reached a record $12.7 billion, an increase of 17 percent over August 2014 and $300 million over July 2015. The growth was driven by consistently strong production coupled with a decrease in the rate of payoffs during the month.

Since August 24, the firm opportunistically repurchased 1,114,505 shares of its common stock for a total of $56.9 million as part of the publicly announced securities repurchase authorization that was increased to $150 million in May 2015.

“Notwithstanding headwinds from the equity markets, persistently low short-term interest rates and regulatory uncertainty, we are confident that our client-focused business model and solid balance sheet will enable us to compete effectively in any market environment,” said Reilly.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has more than 6,500 financial advisors serving in excess of 2.7 million client accounts in more than 2,600 locations throughout the United States, Canada and overseas. Total client assets are approximately $489 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.

Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Forms 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	August 2015	August 2014	% Change	July 2015	% Change
	(21 business days)	(21 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$299.7	$277.4	8%	$293.0	2%

Client assets under administration (in bil.)	$488.5	$484.9	1%	$504.0	(3)%

Private Client Group assets under administration (in bil.)	$462.5	$460.1	1%	$479.0	(3)%

Financial assets under management (in bil.) (2)	$68.0	$66.2	3%	$71.1	(4)%

Raymond James Bank total loans, net (in bil.)	$12.7	$10.9	17%	$12.4	2%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.